UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

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PETER W. LINDNER,
                             Plaintiff,

                -against-

INTERNATIONAL BUSINESS MACHINES
CORPORATION,  ROBERT VANDERHEYDEN,
HEATHER CHRISTO HIGGINS, JOHN DOE #1,
and JOHN DOE #2,
                           Defendants.
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06 Civ. 4751 (RJS) (DFE)

    ORDER


USDS SDNY
DOCUMENT
ELECTRONICALLY FILED
DOC # ____________
DATE FILED:  10/7/09

RICHARD J. SULLIVAN, District Judge:

	The court has been forwarded a letter dated October 2, 2009, sent by Plaintiff to the United States Marshals. The letter berates the Court in deeply personal terms, suggesting that the undersigned should be impeached for being corrupt and for receiving bribes from Defendant IBM. The letter is attached to this order.

	By order dated September 2, 2009, the Court instructed Plaintiff that all litigants, including pro se litigants, are obligated to treat their adversaries and the Court with respect. This order followed Plaintiff's comparison of the Court to "disgraced President Nixon" and the Nazi collaborators of Vichy France. Accordingly, Plaintiff IS HEREBY ORDERED to show cause why he should not be sanctioned under 18 U.S.C. section 401 for accusing the Court of being corrupt and accepting bribes, in direct contravention of the Court's prior order. Plaintiff shall submit a letter to the Court no later than Wednesday, October 14, at 5:00 p.m.

	The Court has also received a letter from the Plaintiff dated October 2, 2009, requesting that the Court order the United States Marshals to preserve security videotapes of the courthouse from a day on which he was present. As the request lacks a basis in law or fact, it is DENIED.

	Finally, Plaintiff is also advised that Defendants have now filed a motion for summary judgment on the merits of this case. Pursuant to a briefing schedule set last month, Plaintiff's opposition is due October 19. Plaintiff is advised that should he fail to respond to Defendants' motion for summary judgment in accordance with Rule 56(e)(2) of the Federal Rules of Civil Procedure, the Court will accept as true all the material facts that are supported by Defendants' evidence. See Champion v. Artuz, 76 F.3d 483, 486 (2d Cir. 1996). Thus, Plaintiff must submit evidence - by affidavit or otherwise - showing a genuine issue of material fact for trial. Should Plaintiff fail to do so, summary judgment may be entered for the Defendants despite his failure to respond.

SO ORDERED.

Dated:     October 6, 2009
           New York, New York

                                   /s/ ___________________
                                       RICHARD J. SULLIVAN
                                       UNITED STATES DISTRICT JUDGE





UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

- - - - - - - - - - - - - - - - - - - - - X
PETER W. LINDNER,
                             Plaintiff,

                -against-

INTERNATIONAL BUSINESS MACHINES
CORPORATION,  ROBERT VANDERHEYDEN,
HEATHER CHRISTO HIGGINS, JOHN DOE #1,
and JOHN DOE #2,
                           Defendants.
- - - - - - - - - - - - - - - - - - - - - X

06 Civ. 4751 (RJS) (DFE)
This is not an ECF Case

PLAINTIFF BACKGROUND  FOR  PRO SE OFFICE
AS REGARDING ALLEGED WITNESS TAMPERING
OR  DELAYING COMMUNICATION TO US JUDGE
OF POSSIBLE COMMISSION OF OFFENSE

Via fax#212-637-6131 and/or USPS
Friday, October 2, 2009

To The Honorable US SDNY Marshal Joseph R. Guccione,

	I wish to report a crime of 18 U.S.C. section 1512 by IBM and by the Pro Se Office and I believe if you follow it, you will see that it leads to USDJ Sullivan violating 18 U.S.C. section 1512(b)(3).

   	In a discussion with Deputy US Marshal Paul Brunhuber this afternoon, he was content to passively let the videotapes overwrite and erase evidence.

   	He wanted to know why they should be kept.

   	I don't think I am required to say why, given that I cam claiming a felony done against me by the Pro Se Office.

   	But in the interest of amity, and since you (unfortunately) like to share information with USDJ Sullivan, I'll give you the background.

   	I believe that USDJ Sullivan is corrupt, and has taken bribes from IBM, and that this is an impeachable offense. Furthermore, I believe USDJ
Sullivan instructed his clerks to contact the Pro Se Office to stop (the "second action") my complaint of witness tampering by IBM from going to SDNY's Chief Judge Preska. IBM had contacted all of my witnesses (the "first action") on June 16, 2009 to give an order generated by Magistrate Judge Eaton, which I feel was done at IBM's behest to USDJ Sullivan, who instructed MJ Eaton to deny any new subpoenas.

   	I further believe that this second action was done knowingly by USDJ Sullivan and/or his clerks, since they are familiar with 18 U.S.C. section 1512(b)(3). When I complained about it to the Pro Se Office, when it happened twice, I was not aware of that law for delaying communication to a judge (the "second action"). I was only familiar with 18 U.S.C. section 1512 where it applied to IBM tampering with my witnesses (the "first action").

	Given that when I realized the "second action" was a violation of law, not just protocol, I then tried to find out who authorized Ms. Cavale to write the letter to me on my 2nd (of 4) submissions, and what happened to my 1st submission (I got the 1st back by mail after I received the 2nd submission back).

	So, it makes sense that USDJ Sullivan is trying to stop me from getting a subpoena for the Pro Se Office's clerks to find out who told them what to do in delaying my submission to Chief Judge Preska. By the way, Chief Judge Preska's chambers cleared in advance for me specifically to send to Her
Honor my documents prior to even the first submission.

	Now, perhaps you don't remember Richard Nixon, but he had a similar problem when there was an investigation of Watergate, and his people were paying hush money, and Nixon was having the CIA tell the FBI that it was a national security matter (that's a crime), and Nixon ostensibly committed Misprision of Felony by knowing that he could ask his people if they paid hush money or committed crimes, but decided not to ask them so the he would
have deniability.    Thus, SDNY District Executive Kirsch is squeamish about
talking to me about a felony done by his Pro Se Office: he is either part of the scheme, or doesn't want to upset a powerful in-office- for-life judge, or I'm just a pain in the neck (all three can be true).

	So, at your discretion, you can show this to USDJ Sullivan, who has ORDERed me (9/2/2009) not to refer to him as disgraced President Nixon or as a collaborator with IBM, just as IBM was a collaborator with the Nazis:




	So, I'd appreciate if you didn't show USDJ Sullivan this letter, but you can show it at the impeachment hearing, if there is one. So, while in Court and in formal documents to the Court, I will continue to use phrases such as Your Honor and The Honorable, but in private conversation, of which I count this letter, I do not consider such a restriction to be worthy of a democracy, that is America. Let me remind you that people wanted to impeach Earl Warren (I think it was because he integrated the schools. Or more accurately, I think it was because His Honor Chief Justice Warren integrated the schools.) Judges and Presidents can be and are corrupt. I believe that USDJ Sullivan is corrupt. I believe His Honor USDJ Sullivan is corrupt and is covering up, and forcing the Pro Se Office to do his bidding, since I believe it was Ms. Sobchak or her 2nd in command who stated she reports to the Judges (as opposed to the SDNY Clerk). That was my clue that Ms. Sobchak was carrying out the wishes of USDJ Sullivan in returning my 2nd
submission and in hiding [see footnote 1]   and then returning my 1st
submission.

	So, that's what I feel is happening.

	But, wait, there's more. [see footnote 2]

	I feel that Magistrate Judge Katz is also corrupt. His Honor MJ Katz's actions have been consistent with that hypothesis. For instance, at a negotiation with American Express (Amex), MJ Katz held me to an oral agreement made in Court, but released Amex from an oral agreement made in Court in the same (half hour) session - which cost me $20,000 to overturn.
In other words, MJ Katz was wrong as well as having violated the concept of equal justice.

	Now, Marshal Guccione, if you don't feel that IBM and Amex would bribe a judge in any country in the world, then I'd say you were naive. Both companies have been around the world for over 100 years, and both do business in countries where corruption is rife. And some of those people making the corrupt deals are available for their expertise, which I feel is happening here in the US of A.

	I calculated that the chances of me getting two corrupt judges in two different cases would indicate that corruption is wide-spread here. And by "wide-spread", I calculate that 30% of judges have been corrupt in at least one case for my unlucky roll of both MJ Katz and USDJ Sullivan, whom I labeled as corrupt. I do statistics for a living, and that's what I calculate. If you assume that only 5% of federal judges are ever corrupt, then the chance of me getting two of them are 1/4 of 1%. Here's the math, with multiplication denoted by the x:

(5% x 5%)  =  (1/20 x 1/20)  = 1/400  = (1/4 of 1%.)

	Of course, statistics don't mean that they are corrupt. But I have noted a chain of about 15-20 decisions where the factor seemed biased, much as a referee for an away game may call fouls repeatedly on a team (I don't follow sports, so you know I must be desperate to use a sports analogy). The referee is biased, but people don't care. USDJ Sullivan is biased and people not only don't care, but tell me not to mention it since it may be a
crime to accuse him of bias.   I  hope and trust that is not true.

	Thus, I wish to report a crime, and I wish it to be investigated thoroughly. I know that Ms. Alison Cavala wrote a letter to me returning my communication to Chief Judge Preska about the possible commission of a federal offense. But we need to find out who told her to do that, and why, and who helped her. And if she was instructed by Ms. Sobchak, then we need to see if Ms. Sobchak was asked by anyone else, since the mere "attempt" is a crime.

	 I researched the US Marshal's history, since my friend (a lawyer) claimed that you report to the Executive Branch. I disagreed. I feel you also report to the Judicial Branch, and that it was in the US Judiciary Act of 1789 that says:

"Two plausible reasons help explain the passage of the sections pertaining to Marshals and Deputies substantially as they were originally written by Ellsworth and Paterson. First, the need for some kind of enforcement authority was widely recognized and generally accepted, even by the Anti-Federalists. It would have made no sense to pass laws without provision for their enforcement.

The Judiciary Act assigned this task to the Marshals. The language of the assignment was so broadly written that few could find reason to challenge it. The Act instructed the marshal of each district 'to execute throughout the District, all lawful precepts directed to him, and issued under the authority of the United States." To assist him in his duties, each Marshal was allowed to appoint Deputies and "to command all necessary assistance in the execution of his Duty.""
http://www.usmarshals.gov/history/judiciary/judiary_act_of_1789_6.htm

It also says:

"The Marshals were empowered only to enforce court decisions and federal laws."

So, that is why I feel you can enforce the federal law on witness tampering and on hindering communication to a US Judge - which I previously referred to as the "first action" and the "second action". I feel that Mr. Kirsch's trying to have me kicked out of SDNY Courthouse is an extension of the "second action", since I was there on Friday, September 4, 2009 to file a formal complaint to the US Marshal after Deputy US Marshal Paul Brunhuber did the preliminary investigation.

	So as I understand the US Judiciary Act of 1789, you can investigate violations of federal laws, which is what has definitely happened in the 2nd action: my communications to the Chief Judge Preska were attempted to be delayed, and were in fact delayed. And you don't need a Judge to tell you that. All you need is for the witnesses to explain why they delayed it, and who instructed them. And finally, you can get my returned documents, and
check them for DNA.   Here's how I unsuccessfully summed it up on August 21,
2009:

"And, if the Clerk's office says no one called them (I suspect that USDJ Sullivan's office called them), and that the clerk Ms. Cavale did that on her own, I have saved the documents in a Ziploc bag, so you can take DNA samples of the cells that flake off finger tips to see who else handled the documents. That ought to put the fear of god into the clerks, and make them want to tell the truth. Right now, I suspect, the clerks are protecting the Judge, since when I called the Pro Se Office this week and asked who they report to, the woman (with a funny name) told me they report to the Judges, when in actuality, the Clerk of the Court's Office told me the Pro Se Office reports to the Clerk."

Please give me the case number, whether or not you open / close this case. I'd like to be able to refer to it by its case and folder #.



By: ______________________	Date:  ________

	Peter W. Lindner
	Plaintiff, Pro Se

1 Irving Place, Apt. G-23-C
New York, New York 10003
Home & Fax: 212-979-9647
Cell:		917-207-4962



[footnote 1]  I say "hiding" since I called several places in the SDNY office
to see if the document went to the wrong place.   One of those places said:
"We don't throw away anything."

[footnote 2]    As they say in TV.